                                    EXHIBIT 1
                             TO PRE-MERGER AGREEMENT

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 192
                OF THE CANADA BUSINESS CORPORATIONS ACT (CANADA)

                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

     In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "AMALCO" means the corporation resulting from the Amalgamation.

     "AMALCO CLASS A SHARES" has the meaning ascribed thereto in paragraph 2.1(a)(x)(b).

     "AMALCO COMMON SHARES" means common shares in the capital of Amalco.

     "AMALCO REDEEMABLE SHARES" has the meaning ascribed thereto in paragraph 2.1(a)(x)(b).

     "AMALGAMATION" means the amalgamation of SC and RR pursuant to subsection 2.1(a).

     "ARRANGEMENT" means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order.

     "BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory holiday within the meaning of the INTERPRETATION ACT (Canada) or the INTERPRETATION ACT (Quebec).

     "CA" means the COMPETITION ACT (Canada).

     "CBCA" means the CANADA BUSINESS CORPORATIONS ACT (Canada).

     "CIRCULAR" means the joint management proxy circular of SC and RR to be prepared and sent to the RR Common Shareholders, the RR Equity Shareholder, the RR Debentureholders, the SC Shareholders and the SC Debentureholders, in each case as shown in the applicable registers on the record date determined for such purpose, in connection with the Special Meetings.

     "COURT" means the Superior Court of Quebec, District of Montreal.

     "DEPOSITARY" means Montreal Trust Company at its principal office in Montreal, Quebec or any subdepositary appointed thereby.

     "DIRECTOR" means the Director appointed under Section 260 of the CBCA.

     "DISSENT PROCEDURES" has the meaning set out in section 3.1.

     "DISSENTING SHAREHOLDER" means a holder of SC Common Shares or RR Common Shares ("DISSENTING SHARES") who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures.

     "EFFECTIVE DATE" means the date shown on the certificate of amendment issued by the Director giving effect to the Arrangement.

     "ELECTED RR COMMON SHARE" means any RR Common Share in respect of which the holder thereof shall have elected in accordance with section 4.5 to receive Amalco Redeemable Shares on the Amalgamation.

     "FINAL ORDER" means the final order of the Court made in connection with the approval of the Arrangement, providing, among other things, for the coming into effect of the Arrangement.


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     "INTERIM ORDER" means the interim order of the Court made in connection with the approval of the Arrangement.

     "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario).

     "PLAN OF ARRANGEMENT", "HEREOF", "HEREUNDER" and similar expressions mean this Plan of Arrangement, including Appendices hereto, and not any particular article, section or other portion hereof and includes any instrument supplementary or ancillary hereto.

     "RR" means Rainy River Forest Products Inc., a corporation incorporated under the laws of Ontario.

     "RR COMMON SHAREHOLDERS" means the holders of RR Common Shares.

     "RR COMMON SHAREHOLDERS MEETING" means the meeting of RR Common Shareholders to be held to consider and, if deemed advisable, to approve the Arrangement by way of special resolution.

     "RR COMMON SHARES" means the common shares in the capital of RR.

     "RR DEBENTUREHOLDERS" at any time means the holders of RR Debentures at such time.

     "RR DEBENTUREHOLDERS MEETING" means the meeting of RR Debentureholders to be held to consider and, if deemed advisable, to approve Parts C and E of the Arrangement by way of extraordinary resolution.

     "RR DEBENTURES" means the 8% Convertible Unsecured Subordinated Debentures issued by RR under the RR Trust Indenture.

     "RR EQUITY SHAREHOLDERS" means the holder of RR Equity Shares.

     "RR EQUITY SHARES" means the non-voting equity shares in the capital of RR.

     "RR STOCK OPTIONS" means the rights (whether or not vested) to purchase RR Common Shares which are from time to time outstanding under the RR Stock Option Plan.

     "RR STOCK OPTION PLAN" means the stock option plan established by RR on April 12, 1994, as amended.

     "RR SUPPLEMENTAL TRUST INDENTURE" means the supplemental trust indenture to be entered into between Amalco and The R-M Trust Company, as trustee, evidencing, among other things, the RR Trust Indenture Amendment.

     "RR TRUST INDENTURE" means a trust indenture dated as of October 13, 1994 between RR and The R-M Trust Company, as trustee.

     "RR TRUST INDENTURE AMENDMENT" means the amendments to, deletions from and other modifications of the RR Trust Indenture to be made as part of the Arrangement, including those more particularly described in Appendix A.

     "SC" means Stone-Consolidated Corporation, a corporation incorporated under the laws of Canada.

     "SC COMMON SHARES" means the common shares in the capital of SC.

     "SC DEBENTUREHOLDERS" means the holders of SC Debentures.

     "SC DEBENTUREHOLDERS MEETING" means the meeting of SC Debentureholders to be held to consider and, if deemed advisable, to approve Parts B and D of the Arrangement by way of extraordinary resolution.

     "SC DEBENTURES" means the 8% Convertible Unsecured Subordinated Debentures issued by SC under the SC Trust Indenture.

     "SC SHAREHOLDERS" means the holders of SC Common Shares.

     "SC SHAREHOLDERS MEETING" means the meeting of SC Shareholders to be held to consider and, if deemed advisable, to approve the Arrangement by way of special resolution.


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

     "SC SUPPLEMENTAL TRUST INDENTURE" means the Supplemental Trust Indenture to be entered into between Amalco and Montreal Trust Company, as trustee, providing for, among other things, the SC Trust Indenture Amendment.

     "SC TRUST INDENTURE" means the trust indenture dated as of December 17, 1993 between SC and Montreal Trust Company, as trustee.

     "SC TRUST INDENTURE AMENDMENT" means the amendments to, deletions from and other modifications of the SC Trust Indenture to be made as part of the Arrangement, including those more particularly described in Appendix B.

     "SC STOCK OPTIONS" means the rights (whether or not vested) to purchase SC Common Shares which are from time to time outstanding under the SC Stock Option Plan.

     "SC STOCK OPTION PLAN" means the Amended 1993 Share Option and Share Award Plan established by SC on December 6, 1993, as amended on May 23, 1995.

     "SENIOR NOTE INDENTURES" means, collectively: (a) the Indenture dated as of December 17, 1993 between SC and Norwest Bank Minnesota, National Association, as trustee, relating to SC's US $225,000,000 10.25% Senior Secured Notes due 2000; and (b) the Indenture dated as of October 1, 1994 between RR and First Trust of New York, National Association, as trustee, relating to RR's US $110,000,000 10 3/4% Senior Secured Notes due 2001.

     "SPECIAL MEETINGS" means the RR Common Shareholders Meeting, the RR Debentureholders Meeting, the SC Shareholders Meeting and the SC
Debentureholders Meeting.

1.2  NUMBER, GENDER AND PERSONS

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and VICE VERSA, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.3  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Plan of Arrangement into Articles, sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4  DATE FOR ANY ACTION

     In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5  TIME

     All times expressed herein or in any letters of transmittal and election forms are local time (Montreal, Quebec) unless otherwise stipulated herein or therein.

1.6  CURRENCY

     All references to currency in this Plan of Arrangement are to Canadian dollars, being lawful money of Canada, and the sign "$" without more shall mean Canadian dollars.

1.7  STATUTORY REFERENCES

     Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.


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1.8  APPENDICES

     The following are the Appendices to this Plan of Arrangement, which form an integral part hereof:

          Appendix A:  RR Trust Indenture Amendment
          Appendix B:  SC Trust Indenture Amendment
          Appendix C:  Amalco Share Provisions


                                    ARTICLE 2
                                   ARRANGEMENT

2.1  THE ARRANGEMENT

     On the Effective Date, the following shall occur and shall be deemed to occur in the following order and at the respective times referred to below without any further act or formality:

     PART A

     (a) At the time which is the earliest moment on the Effective Date, SC and RR shall amalgamate to form Amalco and shall continue as one corporation under the CBCA with the effect described below and, unless and until otherwise determined in the manner required by law, by Amalco, its directors or shareholders, the following provisions shall apply:

           (i) The effect of the Amalgamation shall be as if RR were (A) continued under the CBCA in accordance with Section 187 of the CBCA and (B) amalgamated with SC in accordance with Section 186 of the CBCA, all of the foregoing in accordance with Section 192(8) of the CBCA.

          (ii) The property of each of RR and SC (including any rights that may arise under any permit or agreement) immediately before Part A of the Arrangement becomes effective shall continue to be the property of Amalco.

         (iii) Amalco shall continue to be liable for the obligations of RR and SC (including any obligations that may arise under any permit or agreement) are immediately before Part A of the Arrangement becomes effective.

          (iv) Any existing cause of action, claim or liability to prosection of or affecting RR or SC shall be unaffected by Part A of the Arrangement becoming effective.

           (v) A civil, criminal or administrative action or proceeding pending by or against RR or SC immediately before Part A of the Arrangement becomes effective may continue to be prosecuted by or against Amalco.

          (vi) A conviction against RR or SC immediately before Part A of the Arrangement becomes effective may be enforced against Amalco or a ruling, order or judgment in favor of or against RR or SC immediately before Part A of the Arrangement became effective may be enforced by or against Amalco.

         (vii) NAME. The name of Amalco shall be Stone-Consolidated Corporation and, in French, Corporation Stone-Consolidated.

        (viii) REGISTERED OFFICE. The registered office of Amalco shall be located in the Montreal Urban Community in the Province of Quebec. The address of the registered office of Amalco shall be 800 Rene-Levesque Blvd. West, Suite 1800, Montreal, Quebec, Canada, H3B 1Y9.

          (ix) BUSINESS AND POWERS. There shall be no restrictions on the business Amalco may carry on or on the powers it may exercise.

           (x)  AUTHORIZED SHARE CAPITAL.  Amalco shall be authorized to issue:

                (a)  an unlimited number of Amalco Common Shares; and


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                (b)  an unlimited number of class A preferred shares, issuable in series (the "AMALCO CLASS A SHARES"), of which one series will be authorized, being the Class A Preferred Shares, $21.50 Series 1 Redeemable (the "AMALCO REDEEMABLE SHARES").

          (xi) SHARE PROVISIONS. Amalco Common Shares, Amalco Class A Shares and Amalco Redeemable Shares shall have attached thereto the rights, privileges, restrictions and conditions respectively set out in Appendix C hereto.

         (xii) SHARE RESTRICTIONS. There shall be no restrictions on the issue, transfer or ownership of shares of Amalco other than the provisions relating to the Amalco Redeemable Shares which limit the maximum number of shares of such series that are authorized.

        (xiii) NUMBER OF DIRECTORS. The number of directors of Amalco shall be seven and thereafter shall be such number not less than three and not more than 21 as the shareholders of Amalco may from time to time determine. The directors of Amalco may appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders; PROVIDED, HOWEVER, that
                (i) until the first annual meeting of shareholders of Amalco, the total number of directors so appointed may not exceed one third of the number of directors of Amalco at the time Part A of the Arrangement becomes effective and (ii) the total number of directors at any time may not exceed the maximum number of directors authorized by the articles of Amalco.

         (xiv) INITIAL DIRECTORS. The directors shall be those directors of SC in office immediately before Part A of the Arrangement becomes effective, until their respective successors have been duly elected or appointed.

          (xv) BY-LAWS. The by-laws of Amalco shall be the by-laws of SC immediately before Part A of the Arrangement becomes effective.

         (xvi) FINANCIAL YEAR. The financial year of Amalco shall end on December 31 of each year.

        (xvii) AUDITORS. The auditors of Amalco shall be Price Waterhouse, 1250 Rene-Levesque Blvd. West, Suite 3500, Montreal, Quebec, Canada H3B 2G4.

     (b) Upon the Amalgamation, each SC Common Share outstanding immediately prior to the Amalgamation, other than those held by Dissenting Shareholders, shall be converted into one Amalco Common Share and, subject to section 4.4, each certificate representing such SC Common Shares shall represent the Amalco Common Shares into which such SC Common Shares were converted.

     (c) Upon the Amalgamation, each RR Common Share outstanding immediately prior to the Amalgamation, other than those held by Dissenting Shareholders and Elected RR Common Shares, shall be converted into 1.04 Amalco Common Shares and, subject to section 4.4, each certificate representing such RR Common Shares shall represent the Amalco Common Shares into which the RR Common Shares formerly represented by such certificate were converted, until a replacement certificate representing such Amalco Common Shares is delivered in accordance with section 4.1.

     (d) Subject to paragraph (f), upon the Amalgamation, each RR Equity Share outstanding immediately prior to the Amalgamation shall be converted into one Amalco Redeemable Share and, subject to section 4.4, each certificate representing such RR Equity Shares shall represent the Amalco Redeemable Shares into which the RR Equity Shares formerly represented by such certificate were converted, until a replacement certificate representing such Amalco Redeemable Shares is delivered in accordance with section 4.1.

     (e) Subject to paragraph (f), upon the Amalgamation, each Elected RR Common Share, other than those held by Dissenting Shareholders, outstanding immediately prior to the Amalgamation shall be converted into Amalco Redeemable Share and, subject to section 4.4, each certificate representing such


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Elected RR Common Shares shall represent the Amalco Redeemable Shares into which such Elected RR Common Shares were converted, until a replacement certificate representing such Amalco Redeemable Shares is delivered in accordance with section 4.1.

     (f) In the event that the aggregate number of Amalco Redeemable Shares issuable pursuant to paragraph 2.1(d) and 2.1(e) but for this paragraph (f) exceeds 23,255,814 Amalco Redeemable Shares, each holder of Elected RR Common Shares or RR Equity Shares shall receive such number of Amalco Redeemable Shares as is obtained by multiplying (i) 23,255,814 by (ii) a fraction (A) the numerator of which is the number of Elected RR Common Shares and RR Equity Shares held by such holder and (B) the denominator of which is the total number of Elected RR Common Shares and outstanding RR Equity Shares. The Amalco Redeemable Shares received in accordance with the preceding sentence by any holder who holds both Elected RR Common Shares and RR Equity Shares shall be received in respect of the conversion of:

           (i) first, that number of the Elected RR Common Shares held by such holder, up to the number of Amalco Redeemable Shares received by such holder; and

          (ii) second, to the extent the number of Amalco Redeemable Shares received by such holder exceeds the number of Elected RR Common Shares held by such holder (the "EXCESS REDEEMABLE SHARES"), that number of the RR Equity Shares held by such holder up to the number of Excess Redeemable Shares received by such holder.

Each Elected RR Common Share (other than Dissenting Shares) or RR Equity Share not converted into Amalco Redeemable Shares shall be converted into 1.04 Amalco Common Shares and, subject to section 4.4, each certificate representing such Elected RR Common Shares or RR Equity Shares shall represent Amalco Common Shares and/or Amalco Redeemable Shares in the appropriate proportions, until a replacement certificate representing such Amalco Common Shares and/or Amalco Redeemable Shares is delivered in accordance with section 4.1.

     PART B

     (g) At 12:01 a.m. on the Effective Date, in order to restructure the SC Debentures, and without any further act or formality, but as evidenced prior thereto by the execution and delivery by SC for Amalco of the SC Supplemental Trust Indenture and such other agreements, documents and instruments as may be necessary therefor, the SC Trust Indenture Amendment shall become effective, and Amalco shall make such payments in connection therewith as may be required by the SC Supplemental Trust Indenture.

     PART C

     (h) At 12:01 a.m. on the Effective Date, in order to restructure the RR Debentures and without any further act or formality, but as evidenced prior thereto by the execution and delivery by RR for Amalco of the RR Supplemental Trust Indenture and such other agreements, documents and instruments as may be necessary therefor, the RR Trust Indenture Amendment shall become effective, and Amalco shall make such payments in connection therewith as may be required by the RR Supplemental Trust Indenture.

     PART D

     (i) At 12:02 a.m. on the Effective Date, and without any further act or formality, SC Debentureholders having exercised their right pursuant to the SC Supplemental Trust Indenture to exchange the outstanding SC Debentures held by them for Amalco Common Shares shall be deemed to have given such notices as may be required by the SC Trust Indenture and the SC Supplemental Trust Indenture, and Amalco shall be deemed to have issued such number of Amalco Common Shares as may be required by the SC Supplemental Trust Indenture, all in accordance with the SC Supplemental Trust Indenture. Immediately thereafter, and without any further act or formality, Amalco shall exercise its right pursuant to the SC Supplemental Trust Indenture to acquire by conversion any remaining outstanding SC Debentures into Amalco Common Shares, to be deemed to have given such notices as may be required by the SC Trust Indenture and the SC Supplemental Trust Indenture, and to have issued such number of Amalco Common Shares as may be required by the SC Supplement Trust Indenture, all in accordance with the SC Supplemental Trust Indenture. Subject to


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section 4.4, each certificate representing SC Debentures shall, after any exchange or acquisition by conversion of such SC Debentures referred to above, represent the appropriate number of Amalco Common Shares as determined in accordance with the SC Supplemental Trust Indenture, until a replacement certificate representing such Amalco Common Shares is delivered in accordance with section 4.1.

     PART E

     (j) At 12:02 a.m. on the Effective Date, and without any further act or formality, RR Debentureholders having exercised their right pursuant to the RR Supplemental Trust Indenture to exchange the outstanding RR Debentures held by them for Amalco Common Shares shall be deemed to have given such notices as may be required by the RR Trust Indenture and the RR Supplemental Trust Indenture, and Amalco shall be deemed to have issued such number of Amalco Common Shares as may be required by the RR Supplemental Trust Indenture, all in accordance with the RR Supplemental Trust Indenture. Immediately thereafter, and without any further act or formality, Amalco shall exercise its right pursuant to the RR Supplemental Trust Indenture to acquire by conversion any remaining outstanding RR Debentures into Amalco Common Shares, to be deemed to have given such notices as may be required by the RR Trust Indenture and the RR Supplemental Trust Indenture, and to have issued such number of Amalco Common Shares as may be required by the RR Supplemental Trust Indenture, all in accordance with the RR Supplemental Trust Indenture. Subject to section 4.4, each certificate representing RR Debentures shall, after any exchange or acquisition by conversion of such RR Debentures referred to above, represent the appropriate number of Amalco Common Shares as determined in accordance with the RR Supplemental Trust Indenture, until a replacement certificate representing such Amalco Common Shares is delivered in accordance with section 4.1.

     PART F

     (k) At 4:01 p.m. on the Effective Date, and without any further act or formality, Amalco shall be deemed to have redeemed 18,604,651 Amalco Redeemable Shares for a redemption price per Amalco Redeemable Share of $21.50, payable in cash in accordance with the provisions attaching to such shares and with sections 4.2, 4.3 and 4.4 hereof, and upon the redemption thereof, each Amalco Redeemable Share so redeemed shall be deemed to have been cancelled. For the purposes of such redemption, where a holder of Amalco Redeemable Shares held both Elected RR Common Shares and RR Equity Shares, Amalco Redeemable Shares received by such holder pursuant to paragraph 2.1(f)(i) shall be redeemed before any Amalco Redeemable Shares received by such holder pursuant to paragraph 2.1(f)(ii) are redeemed.

2.2  STATED CAPITAL

     For purposes of the CBCA:

          (a) the stated capital attributable to the Amalco Redeemable Shares issued on the conversions described in paragraphs 2.1(d) and 2.1(e) will be the result obtained by multiplying the total number of such shares so issued by $21.50;

          (b) the stated capital attributable to the Amalco Common Shares issued on the exchanges or acquisitions by conversion described in paragraph 2.1(i) will be the principal amount of the SC Debentures converted into such shares;

          (c) the stated capital attributable to the Amalco Common Shares issued on the conversion described in paragraph 2.1(j) will be the principal amount of the RR Debentures converted into such shares; and

          (d) the stated capital attributable to the Amalco Common Shares issued on the conversions described in paragraphs 2.1(b), 2.1(c) and 2.1(f) will be the aggregate paid up capital for the purposes of the INCOME TAX ACT (Canada) ("PUC") of the RR Common Shares, the RR Equity Shares and the SC Common Shares immediately prior to the Amalgamation, less the aggregate stated capital of the Amalco Redeemable Shares as computed in accordance with paragraph 2.2(a), and for greater certainty it is understood that the PUC of the RR Common Shares and SC Common Shares immediately prior to the Amalgamation will not include PUC attributable to Dissenting Shares that are ultimately transferred and cancelled in accordance with paragraphs 3.1(a) and 3.1(b).


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

2.3  SENIOR NOTE INDENTURES

     While any Amalco Redeemable Shares are outstanding, Amalco shall not
(i) make or agree to make any amendment or modification of any nature to the terms of the Senior Note Indentures (including any indentures supplemental thereto) that would have the effect of changing the definition of "Restricted Payments" therein contained in a manner that is adverse to a holder of Amalco Redeemable Shares, or (ii) take any action or enter into any undertaking, commitment or transaction outside of the ordinary course of business consistent with the past practice of RR and SC that would, individually or in the aggregate, have the effect of materially reducing the aggregate amount of Restricted Payments that Amalco would be permitted by the Senior Note Indentures to make, as compared with the aggregate amount of Restricted Payments that Amalco would be so permitted to make in the absence of such action, undertaking, commitment or transaction.

     The stipulations of Amalco in this section 2.3 have been made for the benefit of any holder from time to time on or after the Effective Date of Amalco Redeemable Shares, each of which holder is deemed to have accepted the benefit thereof.


                                    ARTICLE 3
                                RIGHTS OF DISSENT

3.1  RIGHTS OF DISSENT

     (a) Holders of SC Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 190 of the CBCA (the "DISSENT PROCEDURES") in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order, and holders who duly exercise such rights of dissent and who are ultimately not entitled, for any reason, to be paid fair value for their SC Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of SC Common Shares and shall receive Amalco Common Shares on the basis determined in accordance with paragraph 2.1(b).

     (b) Holders of RR Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 185 of the OBCA (which manner is for the purposes of this Agreement included in the expression "DISSENT PROCEDURES") in connection with the Arrangement, and holders who duly exercise such rights of dissent and who are ultimately not entitled, for any reason, to be paid fair value for their RR Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of RR Common Shares, other than a holder of Elected RR Common Shares, and shall receive Amalco Common Shares on the basis determined in accordance with paragraph 2.1(c).


                                    ARTICLE 4
                               CERTIFICATES, ETC.

4.1  DELIVERY OF CERTIFICATES

     Subject to the provisions of section 4.4, as soon as practicable after the Effective Date, Amalco shall deliver to the Depositary such number of certificates representing in the aggregate the Amalco Common Shares and Amalco Redeemable Shares outstanding at such time pursuant to the Arrangement as are required and the Depositary shall deliver to each registered shareholder a certificate representing the number of Amalco Common Shares and Amalco Redeemable Shares (disregarding fractions) to which such shareholder is entitled upon the delivery by such shareholder to the Depositary at its principal stock and bond offices in Montreal and Toronto for cancellation of the certificates (formally of RR and SC) formerly representing his or her RR Common Shares, RR Equity Shares, RR Debentures or SC Debentures, together with all other required documents.

4.2  DISTRIBUTIONS

     All dividends or other amounts paid or distributions made on or after the Effective Date on or in respect of any Amalco Common Shares, Amalco Redeemable Shares, RR Debentures or SC Debentures to a holder thereof before the delivery by such holder for cancellation of the certificate (formerly of RR or SC) then representing the same in accordance with section 4.1 shall be paid or made to the Depositary to be held by it in trust for such holder. In addition, any proceeds to which any such holder may be entitled under section 4.4 before the delivery of such certificate shall be held by the Depositary in trust for such shareholder. All monies so held in trust by the Depositary shall be invested by it in interest bearing trust accounts upon such terms as the Depositary may deem appropriate. Subject to the provisions of section 4.3, the Depositary shall pay and deliver to any such holder, as soon as reasonably practicable after the delivery to the Depositary for cancellation of the certificates (formerly of RR or SC) formerly representing the shares or debentures of such shareholder together with all other required documents in accordance with section 4.1 and the delivery of the replacement certificates referred to in such section, all dividends, amounts, distributions, redemption prices, sale proceeds and accrued interest, net of any applicable withholding or other taxes, held by the Depositary in trust for such holder pursuant to this section 4.2. Notwithstanding the foregoing, no interest shall be payable in respect of Amalco Redeemable Shares redeemed on the Effective Date or in respect of any amount payable in respect of the RR Debentures or SC Debentures and in respect of which the Depositary shall have made available at its principal stock and bond offices in Montreal or Toronto, as designated by the holder thereof, or shall have mailed to the relevant holder, cheques to such holder in payment of amounts due to such holder.

4.3  UNCLAIMED CERTIFICATES

     If any holder of Amalco Common Shares or Amalco Redeemable Shares fails for any reason to deliver to the Depositary for cancellation the certificates (formerly of RR or SC) formerly representing RR Common Shares, RR Equity Shares, RR Debentures or SC Debentures, together with all other required documents in accordance with section 4.1 on or before the fifth anniversary of the Effective Date, such holder shall be deemed to have donated and forfeited to Amalco the Amalco Common Shares and Amalco Redeemable Shares, and any amounts remaining payable in respect of RR Debentures or SC Debentures formerly held by such holder, to which such holder was otherwise entitled pursuant to the Arrangement together with all dividends, distributions, sale proceeds and accrued interest, net of any applicable withholding or other taxes, held by the Depositary in trust for such holder pursuant to section 4.2.

4.4  NO FRACTIONAL SHARES

     Notwithstanding paragraphs 2.1(b), (c), (d), (e), (f), (i) and (j), no certificates or scrip representing fractional Amalco Common Shares or Amalco Redeemable Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 and, subject to the last sentence of this section 4.4, no dividend, stock split or other change in the capital structure of Amalco shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder. In lieu of any such fractional securities, (i) each fractional interest in an Amalco Common Share will entitle the holder thereof to receive from Amalco an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (A) such fraction, multiplied by (B) $20.67, and (ii) each fractional interest in an Amalco Redeemable Share will entitle the holder thereof to receive from Amalco an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (A) such fraction, multiplied by (B) $21.50.

4.5  ELECTIONS

     (a) Subject to paragraph 2.1(f), each holder of record of RR Common Shares will be entitled to elect to receive Amalco Redeemable Shares for all of such shares (an "ELECTION"). All such Elections shall be made on a letter of transmittal as described in the Circular. Record holders of RR Common Shares who hold RR Common Shares as nominees, trustee or in other representative capacities (a "REPRESENTATIVE") may submit multiple letters of transmittal; provided that such Representative certifies that each such letter of transmittal covers all the RR Common Shares held by each Representative for a particular beneficial owner.

     (b) TIMELY ELECTIONS, ETC. Elections shall be made by holders of record of RR Common Shares by depositing with the Depositary a letter of transmittal as described in the circular. To be effective, a letter of transmittal must be properly completed, signed and submitted to the Depositary. The Depositary on behalf of SC will have the discretion to determine whether letters of transmittal have been properly completed, signed and submitted or revoked and to disregard immaterial defects in letters of transmittal. The decision of the Depositary in such matters shall be conclusive and binding. The Depositary will not be under any obligation to notify any person of any defect in a letter of transmittal submitted to the Depositary. If the Depositary on behalf of SC shall determine that any purported election was not properly made, such purported election shall be deemed to be of no force and effect.

     (c) DEEMED ELECTION. For the purposes hereof, a holder of record of RR Common Shares who does not submit a letter of transmittal which is received by the Depositary prior to the Election Deadline (as hereinafter defined) shall be deemed to have made an election to receive Amalco Common Shares upon the Amalgamation (except with respect to Dissenting Shares).

     (d) ELECTION DEADLINE. A letter of transmittal must be received by the Depositary by 5:00 p.m. on the Business Day immediately prior to the day of the Special Meetings (the "ELECTION DEADLINE") in order to be effective. A letter of transmittal may not be revoked after receipt thereof by the Depositary.


                                    ARTICLE 5
                                    AMENDMENT

5.1  PLAN OF ARRANGEMENT AMENDMENT

     SC and RR reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is filed with the Court and, if made following the Special Meetings, approved by the Court and communicated to holders of SC Common Shares, RR Common Shares, RR Equity Shares, RR Debentures and SC Debentures in the manner required by the Court (if so required).

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by SC and RR at any time prior to or at the Special Meetings with or without any other prior notice or communication and, is so proposed and accepted by the persons voting at the Special Meetings, shall become part of this Plan for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Special Meetings shall be effective only if it is consented to by SC and RR.

     Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Amalco Common Shares or Amalco Redeemable Shares.

                                   APPENDIX A

                             TO PLAN OF ARRANGEMENT

                          RR TRUST INDENTURE AMENDMENTS


     The trust indenture relating to the 8% Convertible Unsecured Subordinated Debentures due October 15, 2004 (the "DEBENTURES") made between Rainy River Forest Products Inc. ("RAINY RIVER" or "AMALCO") and The R-M Trust Company (the "TRUSTEE") shall be amended:

     (a) to provide that Amalco shall have the right, but not the obligation, at any time to acquire by conversion forthwith upon notice to the Trustee each Debenture into fully-paid and non-assessable Common Shares of Amalco ("COMMON SHARES") at a rate of 60.465 Common Shares for each $1,000 principal amount of Debentures (prorated for lesser principal amounts) with no fractional shares being issuable;

     (b) to provide, in consideration of the grant by the debentureholder to Amalco of the right to acquire by conversion as described in paragraph
          (a) above, that each holder of Debentures shall have the right, exercisable as described in the Joint Management Proxy Circular of Rainy River and Stone-Consolidated Corporation dated September 28, 1995, to exchange each Debenture into Common Shares at a rate of
          60.465 Common Shares for each $1,000 principal amount of Debentures (prorated for lesser principal amounts) with no fractional shares being issuable;

     (c) to provide that Amalco shall pay to the Trustee on behalf of holders of Debentures on the date the Supplemental Trust Indenture (as defined below) becomes effective (the "EFFECTIVE DATE") $160.00 in respect of each $1,000 principal amount of Debentures (prorated for lesser principal amounts) (the "RAINY RIVER DEBENTURE PAYMENT"), such amount representing (i) any accrued and unpaid interest on the Debentures to the effective date of the Arrangement, and (ii) as to the balance, consideration for the grant by the debentureholder to Amalco of a right to acquire by conversion as described in paragraph (a) above; and

     (d) to provide that each holder of Debentures shall have the option, exercisable by 5:00 p.m. (Toronto time) on the business day prior to the meeting at which Part C of the Arrangement (as defined below) is approved by the holders, to cause the amounts authorized by paragraph
          (c) above and any cash payable in lieu of a fractional Common Share (the "AGGREGATE RAINY RIVER DEBENTURE PAYMENTS") with respect to the Debentures held by such holder to be paid to Montreal Trust Company at its principal office in Montreal (the "DEPOSITARY"), as trustee on behalf of the Electing Holders (as defined below), who shall, as soon as practicable after the Effective date (as defined in the Arrangement), using the aggregate of all Aggregate Rainy River Debenture Payments payable to Electing Holders and corresponding payments that may be payable to holders of 8% convertible unsecured subordinated debentures of Stone-Consolidated Corporation ("STONE-CONSOLIDATED DEBENTURES") who are Electing Holders ("AGGREGATE STONE-CONSOLIDATED DEBENTURE PAYMENTS") received by the depositary, acquire Common Shares, through a dealer to be designated by Amalco and without any commission or brokerage fee being payable by holders of Debentures or Stone-Consolidated Debentures who have so exercised such option (or any similar option relating to Stone-Consolidated Debentures) (the "ELECTING HOLDERS"), on such date(s) as may be determined by the dealer by open market purchases, in the sole discretion of the dealer. Rainy River Electing Holders and Stone-Consolidated Electing Holders will be entitled, pro rata to their respective contributions to the total combined amount of Rainy River Debenture Payments and Stone-Consolidated Debenture Payments, to receive Amalco Common Shares so acquired by the dealer. Fractional entitlements to Amalco Common Shares will be satisfied by cash payments made from the remaining cash held by the depositary as trustee for Rainy River Electing Holders and Stone-Consolidated Electing Holders, with each such holder's payment being pro rata to its fractional entitlement in relation to all such fractional entitlements. The Depositary's ability to acquire Common Shares at any time, and the price(s) paid therefor, are dependent on market conditions, all of which without liability for failure to acquire Common Shares at any particular price(s).

                                   APPENDIX B

                             TO PLAN OF ARRANGEMENT

                          SC TRUST INDENTURE AMENDMENTS


     The trust indenture relating to the 8% Convertible Unsecured Subordinated Debentures due December 31, 2003 (the "DEBENTURES") made between Stone-Consolidated Corporation ("STONE-CONSOLIDATED" or "AMALCO") and Montreal Trust Company (the "TRUSTEE") shall be amended:

     (a) to provide that Amalco shall have the right, but not the obligation, at any time to acquire by conversion forthwith upon notice to the Trustee each Debenture into fully-paid and non-assessable Common Shares of Amalco ("COMMON SHARES") at a rate of 62.111 Common Shares for each $1,000 principal amount of Debentures (prorated for lesser principal amounts) with no fractional shares being issuable;

     (b) to provide that each holder of Debentures shall have the right, exercisable as described in the Joint Management Proxy Circular of Stone-Consolidated and Rainy River Forest Products Inc. dated September 28, 1995, to exchange each Debenture into Common Shares of Amalco at a rate of 62.111 Common Shares for each $1,000 principal amount of Debentures (prorated for lesser principal amounts) with no fractional shares being issuable;

     (c) to provide that Amalco shall pay to the Trustee on behalf of the holders of Debentures on the date the Supplemental Trust Indenture (as defined below) becomes effective (the "EFFECTIVE DATE") $160.00 in respect of each $1,000 principal amount of Debentures (prorated for lesser principal amounts) (the "STONE-CONSOLIDATED DEBENTURE PAYMENT"), such amount representing (i) any accrued and unpaid interest on the Debentures to the effective date of the Arrangement, and (ii) as to the balance, consideration for the grant by the debentureholder to Amalco of a right to acquire by conversion as described in paragraph (a) above; and

     (d) to provide that each holder of Debentures shall have the option, exercisable by 5:00 p.m. (Montreal time) on the business day prior to the meeting at which Part B of the Arrangement (as defined below) is approved by the holders, to cause the amounts authorized by paragraph
          (c) above and any cash payable in lieu of a fractional Common Share (the "AGGREGATE STONE-CONSOLIDATED DEBENTURE PAYMENTS") with respect to the Debentures held by such holder to be paid to Montreal Trust Company at its principal office in Montreal (the "DEPOSITARY"), as trustee on behalf of the Electing Holders (as defined below), who shall, as soon as practicable after the Effective Date (as defined in the Arrangement), using the aggregate of all Aggregate Stone-Consolidated Debenture Payments payable to electing Holders and corresponding payments that may be payable to holders of 8% convertible unsecured subordinated debentures of Rainy River Forest Products Inc. ("RAINY RIVER DEBENTURES") who are electing Holders (with respect to each holder of Rainy River Debentures, being "RAINY RIVER DEBENTURE PAYMENTS") received by the Depositary, acquire Common Shares, through a dealer to be designated by Amalco and without any commission or brokerage fee being payable by holders of Debentures or Rainy River Debentures who have so exercised such option (or any similar option relating to Rainy River Debentures)(the "ELECTING HOLDERS"), on such date(s) as determined by the dealer by open market purchases, in the sole discretion of the dealer. Rainy River Electing Holders and Stone-Consolidated Electing Holders will be entitled, pro rata to their respective contributions to the total combined amount of Rainy River Debenture Payments and Stone-Consolidated Debenture Payments, to receive Amalco Common Shares so acquired by the dealer. Fractional entitlements to Amalco Common Shares will be satisfied by cash payments made from the remaining cash held by the Depositary as trustee for Rainy River Electing Holders and Stone-Consolidated Electing Holders, with each such holder's payment being pro rata to its fractional entitlement in relation to all such fractional entitlements. The Depositary's ability to acquire Common Shares at any time, and the price(s) paid therefor, are dependent on market conditions, all of which without liability for failure to acquire Common Shares at any particular price(s).

                                   APPENDIX C

                             TO PLAN OF ARRANGEMENT

                             AMALCO SHARE PROVISIONS


     The rights, privileges, restrictions and conditions attaching to the authorized shares in the capital of Amalco shall be as follows:

1.   PROVISIONS ATTACHING TO COMMON SHARES

     The common shares of the Corporation (the "COMMON SHARES") shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1  DIVIDENDS

     Subject to the prior rights of the holders of the Class A Preferred Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation, out of moneys properly applicable to the payment of dividends, in money or in property or by issuing fully paid shares of the Corporation, in such amount and in such form as the board of directors of the Corporation may from time to time determine and all dividends which the board of directors of the Corporation may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

1.2  DISSOLUTION

     In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Class A Preferred Shares and any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

1.3  VOTING RIGHTS

     The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class of series.

2.   PROVISIONS ATTACHING TO THE CLASS A PREFERRED SHARES

     The Class A Preferred Shares of the Corporation (the "CLASS A PREFERRED SHARES"), as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

2.1  DIRECTORS' AUTHORITY TO ISSUE IN ONE OR MORE SERIES

     The board of directors of the Corporation may issue the Class A Preferred Shares at any time and from time to time in one or more series. Class A Preferred Shares, $21.50 Series 1 Redeemable are created by and in accordance with Article 3 of these provisions. Before the first shares of a particular series are issued (other than the Class A Preferred Shares, $21.50 Series 1 Redeemable), the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time (or means of calculating the same) and place or places of payment of dividends, whether cumulative or non-cumulative or partially cumulative, the date or dates from which such dividends shall accrue, if they are to accrue, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series (other than the Class A Preferred Shares, $21.50 Series 1 Redeemable), the board of directors of the Corporation shall send to the Director (as defined in the CANADA BUSINESS CORPORATIONS ACT (as from time to time amended, varied or replaced) (the "ACT")) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.

2.2  RANKING OF CLASS A SHARES

     No rights, privileges, restrictions or conditions attached to a series of Class A Preferred Shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Class A Preferred Shares then outstanding. The Class A Preferred Shares shall be entitled to priority over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Class A Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.
If any cumulative dividends or amounts payable on a return of capital in respect of a series of Class A Preferred Shares are not paid in full, the Class A Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Class A Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Class A Preferred Shares of any series may also be given such other preferences, not inconsistent with sections 2.1 to 2.6 hereof, over the Common Shares and over any other shares ranking junior to the Class A Preferred Shares as may be determined in the case of such series of Class A Preferred Shares.

2.3  DISTRIBUTIONS ON JUNIOR CLASSES

     No dividends shall at any time be declared or paid on or set apart for payment on any shares of the Corporation ranking junior to the Class A Preferred Shares, unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of Class A Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Corporation ranking junior to the Class A Preferred Shares, nor shall the Corporation at any such time call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any shares of the Corporation ranking junior to the Class A Preferred Shares, unless all dividends up to and including the dividend payable for the last completed period for which such dividend shall be payable on each series of the Class A Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

2.4  VOTING RIGHTS

     Except as hereinafter referred to or as otherwise required by law or in accordance with any voting rights which may from time to time be attached to any series of Class A Preferred Shares, the holders of the Class A Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at, any meeting of the shareholders of the Corporation.

2.5  RESTRICTIONS ON ISSUANCES OF SENIOR SHARES

     No class of shares equal or senior to the Class A Preferred Shares may be created or issued without the approval of the holders of each series of Class A Preferred Shares, voting as a class and (so long as there are any Series 1 Shares (as defined below) outstanding) separately as a series.

2.6  APPROVAL OF HOLDERS OF CLASS A PREFERRED SHARES

     The rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the Class A Preferred Shares given as hereinafter specified.

     The approval of the holders of Class A Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class A Preferred Shares as a class or to any other matter requiring the consent of the holders of the Class A Preferred Shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval shall be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class A Preferred Shares duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Act and prescribed in any applicable by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at a meeting of holders of Class A Preferred Shares as a class, each holder entitled to vote thereat shall have one vote in respect of each $1.00 of the redemption price (or, if there is no determinable redemption price for Class A Preferred Shares of any series, the issue price per Class A Preferred Share of such series or, if there is no determinable issue price for Class A Preferred Shares of such series, the dollar amount determined by the directors of the Corporation for this purpose before the issuance of Class A Preferred Shares of such series) in respect of each Class A Preferred Share held by such holder.

3.   PROVISIONS ATTACHING TO CLASS A PREFERRED SHARES, $21.50 SERIES 1
REDEEMABLE

3.1  CLASS A PREFERRED SHARES, $21.50 SERIES 1 REDEEMABLE

     The first series of the Class A Preferred Shares shall consist of a limited number of 23,255,814 shares which are hereby created, which shall be designated Class A Preferred Shares, $21.50 Series 1 Redeemable (the "SERIES 1 SHARES") and which shall have attached thereto the rights, privileges, restrictions and conditions set forth in this Article 3 in addition to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares as a class.

3.2  DEFINITIONS

     As used herein, the following words or expressions shall have the meanings specified below:

     "ARRANGEMENT" means the arrangement under the provisions of Section 192 of the Act relating to the Corporation and made effective on the date shown in the articles of arrangement of the Corporation.

     "BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory holiday within the meaning of the INTERPRETATION ACT (Canada) or the INTERPRETATION ACT (Quebec).

     "DIVIDEND PAYMENT DATE" means the 60th day following the end of each calendar quarter, beginning with the quarter ending December 31, 1995.

     "EFFECTIVE TIME" means the time at which Part F of the Arrangement takes effect in accordance with its terms.

     "MANDATORY REDEMPTION DATE" means the 60th day following the end of each calendar quarter, beginning with the quarter ending December 31, 1995.

     "SENIOR NOTE INDENTURES" means, collectively: (i) the Indenture dated as of December 17, 1993 between Stone-Consolidated Corporation and Norwest Bank Minnesota, National Association, as trustee, relating to the Corporation's US $225,000,000 10.25% Senior Secured Notes due 2000; and (ii) the Indenture dated as of October 1, 1994 between Rainy River Forest Products Inc. and First Trust of New York, National Association, as trustee, relating to the Corporation's US $110,000,000 10 3/4% Senior Secured Notes due 2001.

     "SERIES 1 ALLOTMENT AMOUNT" shall be $21.50 per Series 1 Share.

     "SERIES 1 REDEMPTION AMOUNT" in respect of a Series 1 Share means, on any given date, the Series 1 Allotment Amount plus all accrued and unpaid cumulative dividends on such Series 1 Share to but excluding such date (without duplication with any dividends declared and to be paid in respect of the same period).

3.3  VOTING

     Subject to the provisions of the Act or as otherwise expressly provided herein, the holders of the Series 1 Shares shall not be entitled as such to receive notice of, or to attend or vote at, any meetings of the shareholders of the Corporation.

3.4  DIVIDENDS

     The holders of the Series 1 Shares shall be entitled to receive and the Corporation shall pay thereon on each Dividend Payment Date upon declaration by the board of directors, but always in preference and priority to any payment of dividends on the Common Shares or any other shares ranking junior to the Series 1 Shares, cumulative preferential cash dividends at a rate of eight percent (8%) per annum until February 28, 1997 and at a rate of eight and one-half percent (8.5%) thereafter, calculated daily on the Series 1 Allotment Amount of each such share. The holders of the Series 1 Shares shall not be entitled as such to any dividend in excess of the dividend hereinbefore provided for.

3.5  CALCULATION OF DIVIDENDS

     (a) In the event that at any time or from time to time the cumulative dividends on the Series 1 Shares provided for in section 3.4 hereof and payable on any Dividend Payment Date have not been declared and paid in full by the Corporation on such Dividend Payment Date, then until such dividends have been declared and paid in full, for the purpose of calculating the amount of such cumulative dividends thereafter accruing on the Series 1 Shares (and for no other purpose), such unpaid or undeclared dividends shall be added to the Series 1 Allotment Amount.

     (b) For greater certainty, for the purpose of calculating the amount of the cumulative dividends on the Series 1 Shares provided for in section 3.4 hereof, dividends shall be deemed to accrue from day to day.

3.6  PRIORITY

     In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holder of each Series 1 Share shall be entitled to receive, in preference and priority to any distribution of the property or assets of the Corporation to the holders of the Common Shares or to any other shares ranking junior to the Series 1 Shares, an amount equal to the Series 1 Allotment Amount plus all accrued and unpaid cumulative dividends thereon to but excluding the applicable payment date, but shall not be entitled to share any further in the distribution of the property or assets of the Corporation.

3.7  EFFECTIVE TIME REDEMPTION

     At the Effective Time, the Corporation shall redeem pursuant to the Arrangement, without further act or formality on the part of the holders thereof or, except as specified hereafter in this section 3.7 and notwithstanding section 3.9, 18,604,651 Series 1 Shares for an amount per share in cash equal to the Series 1 Allotment Amount. At the Effective Time, the Corporation shall pay or cause to be paid the Series 1 Allotment Amount to the registered holders of the Series 1 Shares to be redeemed on presentation and surrender of the certificates for the Common Shares or non-voting equity shares of Rainy River Forest Products Inc. ("RR") which were exchanged for Series 1 Shares pursuant to the Arrangement at such places as may be specified in the information circular and ancillary documents prepared and distributed to shareholders of RR in connection with the Arrangement. From and after the Effective Time, the holders of the Series 1 Shares redeemed pursuant to this section 3.7 shall cease to be entitled to dividends in respect of such shares and shall not be entitled to exercise any of the rights of the holders thereof, except the right to receive the Series 1 Allotment Amount, unless payment of the Series 1 Allotment Amount is not made by the Corporation in accordance with the foregoing provisions and the Arrangement, in which case the rights of the holders of


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such shares shall remain unaffected.  The Series 1 Shares to be redeemed pursuant to this section 3.7 shall be redeemed PRO RATA, disregarding fractions. A certificate for the Series 1 Shares not redeemed pursuant to this section 3.7 shall be issued to each holder thereof.

3.8  MANDATORY DATE REDEMPTIONS

     On each Mandatory Redemption Date, the Corporation shall redeem, in the manner hereinafter provided, such number of Series 1 Shares (or such lesser number as may constitute all Series 1 Shares that then remain outstanding) as is equal to the quotient obtained when (i) seventy percent (70%) of the amount available to the Corporation to make "Restricted Payments" pursuant to section 1010 of each of the Senior Note Indentures, rounded down to the nearest multiple of $1,000,000 is divided by (ii) $21.50, upon payment for each Series 1 Share to be redeemed of the Series 1 Redemption Amount. Notwithstanding the foregoing, the Corporation may, at its option, refrain from redeeming any Series 1 Share if the amount otherwise available to it for such purpose under the Senior Note Indentures is less than $10 million at any one time, except with respect to the redemption of the last tranche of such shares, which may be for less than such amount.

3.9  REDEMPTION PROCEDURES

     (a) The Corporation may, in the manner hereinafter provided, redeem at any time after the Effective Time all, or from time to time any part, of the outstanding Series 1 Shares on payment for each Series 1 Share to be redeemed of the Series 1 Redemption Amount.

     (b) Before redeeming any Series 1 Shares other than pursuant to section 3.7, the Corporation shall mail or deliver to each person who, at the date of such mailing or delivery, shall be a registered holder of Series 1 Shares to be redeemed, notice of the intention of the Corporation to redeem such shares held by such registered holder; such notice shall be delivered to, or mailed by ordinary prepaid cost addressed to, the last address of such holder as it appears on the records of the Corporation or, in the event of the address of any such holder not appearing on the records of the Corporation, then to the last address of such holder known to the Corporation, at least ten (10) days before the date specified for redemption; such notice shall set out the redemption amount, the date on which the redemption is to take place and, if part only of the Series 1 Shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the date so specified for redemption (if it occurs after the date on which the Effective Time occurs), the Corporation shall pay or cause to be paid the Series 1 Redemption Amount to the registered holders of the Series 1 Shares to be redeemed on presentation and surrender of the certificates for the Series 1 Shares so called for redemption at the registered office of the Corporation or at such other place or places as may be specified in such notice, and the certificates for such Series 1 Shares shall thereupon be cancelled, and the Series 1 Shares represented thereby shall thereupon be redeemed. From and after the date specified for redemption (if it occurs after the date on which the Effective Time occurs) in such notice, the holders of the Series 1 Shares called for redemption shall cease to be entitled to dividends in respect of such shares and shall not be entitled to exercise any of the rights of the holders thereof, except the right to receive the Series 1 Redemption Amount, unless payment of the Series 1 Redemption Amount is not made by the Corporation in accordance with the foregoing provisions, in which case the rights of the holders of such shares of such shares shall remain unaffected. On or before the date specified for redemption, the Corporation shall have the right to deposit the redemption amount of the Series 1 Shares called for redemption in a special account with any chartered bank or trust company in Canada named in the notice of redemption, to be paid, without interest, to or to the order of the respective holders of such Series 1 Shares called for redemption, upon presentation and surrender of the certificates representing the same. On or after the redemption date, the rights of the respective holders thereof shall be limited to receiving, out of the moneys so deposited, without interest, the Series 1 Redemption Amount applicable to their respective Series 1 Shares against presentation and surrender of the certificates representing such Series 1 Shares, if less than all of the Series 1 Shares are to be redeemed the shares to be redeemed PRO RATA, disregarding fractions. If less than all of the Series 1 Shares represented by any certificate are redeemed, a new certificate for the balance shall be issued.


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3.10 PURCHASE BY CORPORATION

     The Corporation may purchase for cancellation at any time all, or from time to time any part, of the Series 1 Shares outstanding, by private contract at any price, with the unanimous consent of the holders of the Series 1 Shares then outstanding, or by invitation for tenders addressed to all the holders of the Series 1 Shares at the lowest price at which, in the opinion of the directors, such shares are obtainable but not exceeding the Series 1 Redemption Amount per Series 1 Share. If less than all of the Series 1 Shares represented by any certificate be purchased for cancellation, a new certificate for the balance shall be issued.

3.11 CONVERSION

     A holder of Series 1 Shares shall be entitled, in the manner hereinafter provided, to convert at any time after February 28, 1997 all of the Series 1 Shares registered in the name of such holder into Common Shares on the Conversion Basis (as hereinafter defined) (the "CONVERSION RIGHT"). Any holder of Series 1 Shares desiring to exercise the Conversion Right shall tender to the Corporation at its registered office or to the transfer agent and registrar of the Corporation, the share certificate(s) representing the Series 1 Shares which the registered holder desires to have the Corporation convert, together with a request in writing specifying the relevant number of Series 1 Shares which the registered holder desires to have converted by the Corporation. Upon receipt by the Corporation of the share certificate(s) representing the Series 1 Shares which the registered holder desires to have the Corporation convert, together with such a request (the date of such receipt being the "CONVERSION DATE"), the registered holder thereof shall be deemed for all purposes to be the holder of the appropriate number of fully paid Common Shares and such person shall be entitled to delivery by the Corporation of certificates representing its Common Shares promptly after such date. Upon conversion of any Series 1 Shares into Common Shares, the Series 1 Shares so converted shall no longer be deemed to be issued and outstanding and the holders thereof shall cease to be entitled to dividends thereon and shall not be entitled to exercise any of the rights of the holders of Series 1 Shares in respect thereof.

     For the purpose of this section 3.11, the "CONVERSION BASIS" means that for each $1 of Series 1 Redemption Amount associated with the Series 1 Shares converted, the holder thereof shall be entitled to $1 of Common Shares based on the weighted average trading price per share for Common Shares for the 20 consecutive trading days ending on February 28, 1997 on The Montreal Exchange and on The Toronto Stock Exchange.

3.12 BUSINESS DAYS

     In the event that any date on which any dividend on the Series 1 Shares is payable by the Corporation, or on or by which any other action is required to be taken by the Corporation or any holder hereunder, is not a Business Day, then such dividend shall be payable, or such other action shall be required to be taken, on the next following Business Day.


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